Exhibit 10.7

414 Water St. Charlottesville, VA 22911-5848 434-422-9800 www.adialpharma.com

April 25, 2016

Joseph Truluck

1534A Wilhelmina Rise

Honolulu, HI 96816

Dear Joe:

I am pleased to offer you a position a with ADial Pharmaceuticals, LLC ("ADial") as Vice President, Operations & Finance. Your employment commences today, April 25, 2016 and will be as an independent contractor but will be reported on a K-1 if you are a member of ADial while it is an LLC.

In line with your independent contractor status, you will work part time and will perform your work on behalf of the company during the times largely determined by you and with many tasks determined by you.

As part of the terms of your employment, you are also being granted 207,319 Class A Profits Interest Membership Units in ADial. These units will be subject to forfeiture and capital accounting as more fully delineated in the Unit Award Agreement granting such units.

You will also be awarded 0.5% of a Transaction under ADial’s Performance Bonus Plan dated January 25, 2016 (the “PBP”) with a “tail” proportionally identical to that of the CEO. For clarity, this means that 0.5% of a Transaction is equal to 9.5% of the Pool and it will be awarded for the portion subject to the discretion of the CEO. Capitalized terms not otherwise defined herein and “tail” in this paragraph have the meaning as defined in the PBP.

You will report to William Stilley, ADial’s CEO. Your duties will include activities related to operations, finance and company administration, interfacing and managing with company vendors and potential partners, supporting the CEO, and other activities as requested by the CEO.

As a condition of employment, you will enter into ADial’s Confidentiality, Non-Disclosure, Avoidance Of Conflicts Of Interest And Ownership Of Employee Developments Agreement, which assigns to ADial all intellectual property related to ADial’s business developed by you while you are employed by ADial.

Should you accept our offer, please indicate your acceptance by signing in the space below.

Sincerely yours,	Agreed and accepted:

/s/ William B. Stilley	/s/ Joseph Truluck
William B. Stilley	Joseph Truluck
CEO